Exhibit 99.1

Pacific Premier Bancorp, Inc. to Present at America’s Community Bankers 6th Investor Conference on May 4, 2006

Costa Mesa, Calif., May 2, 2006-- Pacific Premier Bancorp, Inc., (NASDAQ: PPBI) (the “Company”), announced today that it has been invited to participate in the America’s Community Bankers (“ACB”) 6th Investor Conference to be held at the Westin New York at Times Square in New York, New York on May 3rd and 4th , 2006.  Steven R. Gardner, President and CEO of the Company, will be presenting on behalf of the Company at 12:00 p.m. PDT on Thursday, May 4, 2006.

Attendance at the ACB conference is by invitation only. Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login. On the day of the event, a link to the webcast will be available on the Company’s website www.ppbi.net, or through ACB’s conference website www.acbankers.org.  Mr. Gardner’s presentation materials will be available in the Investor Relations section of the Company’s website prior to the beginning of his presentation.

PPBI Presentation
Thursday, May 4, 2006
12:00 p.m. PDT

Webcast URL
www.ppbi.net or
www.corporate-ir.net/ireye/confLobby.zhtml?ticker=PPBI&item_id=1306733
Real Media or Windows Media player required

The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our four full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Costa Mesa and Pasadena.  The Bank is scheduled to open its fifth branch during the second quarter in Newport Beach and its sixth branch in Cypress during the third quarter of 2006.  For more information see www.ppbi.net.

The webcast and presentation referenced in this release may include forward-looking statements (related to the Company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: changes in the competitive marketplace; changes in the interest rate environment; changes in economic conditions; risks associated with credit quality and a corresponding increase in the provision for possible loan and lease losses; outcome of pending litigation; changes in the regulatory environment; changes in the California economy and in particular the real estate market, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000